Exhibit 10.16

THE NOTE REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

SENIOR SECURED NOTE

$ ___________	___________, 2017
Note Number: ___________	Clearwater, Florida

FOR VALUE RECEIVED, e-TeleQuote Insurance, Inc., a Florida corporation (the “Company”), promises to pay to ___________ (the “Holder”), subject to the terms and conditions set forth herein, the principal sum of ___________ ($___________).  This Senior Secured Note (this “Note”) is issued as of the date first written above (the “Issuance Date”) and is one of a series of notes containing substantially identical terms and conditions issued pursuant to that certain Note Purchase Agreement dated as of June, 2017 (as amended, restated or otherwise modified from time to time, the “NPA”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the NPA.  Such notes are referred to herein collectively as the “Notes,” and the holders thereof are referred to herein collectively as the “Holders”.  This Note is subject to the following terms and conditions.

1.          Maturity; Payment.  Subject to the terms hereof, the “Maturity Date” for this Note shall be the one year anniversary of the Issuance Date (____, 2018); provided, however, that this Note is callable in advance of the Maturity Date by the Company in its sole discretion in accordance with Section 2(d) of the NPA. Payments of accrued interest shall be made on this Note on the [____th] calendar day of each month (each a “Monthly Payment Date”) beginning in July, 2017.  If the [____th] calendar day of a month is not a business day, payments shall be made on the next business day.  At the Maturity Date, even if the Company has not repaid in full the principal and all interest accrued thereon, all obligations under this Note shall become due and payable and the Holder (together with the other Holders) shall have recourse to the Collateral.

2.          Interest Payment and Accrual.  On each Monthly Payment Date, the Company will compute the principal and compute and distribute the interest payable on this Note.  The average monthly outstanding Note principal for the preceding calendar month will earn interest at an annual rate of 12%, calculated using a month of thirty (30) calendar days divided by a year of 360 calendar days.  In the event the Company fails to make any principal or interest payment then due on a Monthly Payment Date, such overdue amount shall thereafter accrue additional interest at an annual rate of 2% (so that the total interest rate is 14% per annum), calculated using a month of thirty (30) calendar days divided by a year of 360 calendar days.

3.          Payment; Prepayment.

A.          In accordance with Section 1 hereof, payments of interest on this Note shall be made commencing in July, 2017. Payments shall be characterized first as interest then due and payable, computed according to Section 2 above, and the remainder of any payments to the Holder shall be characterized as amortized principal.

B.          All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company.

C.          As provided in the NPA, the Company may return Note principal to the Holder in advance of the Maturity Date, so long as the Company concurrently pays in connection with such prepayment a prepayment fee in an amount calculated pursuant to Section 2(d) of the NPA as well as all accrued and unpaid interest.

4.          Events of Default.  Upon the occurrence of any of the following events (each an “Event of Default”):

A.          The Company fails to pay when due any principal of, or interest on, this Note and such failure shall continue for ten (10) business days;

B.          The Company shall become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

C.          The Company shall apply for, consent to or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any property thereof, or make a general assignment for the benefit of creditors;

D.          The Company shall permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for a substantial part of the property thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days;

E.          The Company shall permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company and, if any such case or proceeding is not commenced by the Company, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed;

F.          The Guarantee from The Resource Group International Limited, an exempt Bermuda company (“TRG”) to the Company ceases for any reason to be in full force and effect, or;

G.          The Company fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in any Document, and as to any default (other than those otherwise specified in this Section) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) business days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) business day period or cannot after diligent attempts by the Company be cured within such ten (10) business day period, and such default is likely to be cured within a reasonable time, then the Company shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default;

H.          Any representation or warranty of the Company set forth in any Document shall prove to have been false or incorrect in any material respects when made or furnished; or

I.          There is an Event of Default under any other Note issued pursuant to the NPA;

then the Holder may, with the prior written consent of the Required Purchasers, (i) declare this Note and the principal of and accrued interest hereon, and all other amounts payable hereunder, to be forthwith due and payable in full (provided that this Note and all amounts payable hereunder shall be immediately due and payable without any action by the Holder upon the occurrence of any Event of Default pursuant to clauses (B) through (E) of Section 4); and (ii) exercise such rights and remedies with respect to the Collateral as are available to a secured party under the Code and other applicable laws.  The Company shall pay all costs of the Holder incurred in connection with the enforcement and collection of this Note, including but not limited to all reasonable attorneys’ fees, court costs and expenses incurred by the Holder in connection with such preparation, negotiation, execution, delivery, enforcement and collection hereunder.

5.          Transfer; Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, neither the Holder nor the Company may assign, pledge, or otherwise transfer this Note without the prior written consent of the other party.  Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee.  Interest and principal are payable only to the registered holder of this Note.

6.          Governing Law.  This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

7.          Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 24 hours after confirmation of delivery by electronic mail, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address, electronic mail address or facsimile number as set forth below or as subsequently modified by written notice.  In the event notices are deposited in the U.S. mail or delivered personally, by overnight delivery service or facsimile, the sender of such notice shall also provide the recipient with a copy of such notice via electronic mail at the appropriate e-mail address set forth below, which electronic mail shall not constitute notice.

8.          Amendments and Waivers.  Any term of this Note may be amended only with the written consent of the Company and the Required Purchasers (as defined in the NPA), provided that, except as set forth in Section 13, any amendment which affects the Holder in a manner that is materially adverse to the Holder, relative to the other Holders, shall additionally require the written consent of the Holder.  Any amendment or waiver effected in accordance with this Section 8 shall be binding upon the Company, each Holder and each transferee of any Note.

9.          Officers and Directors Not Liable.  In no event shall any officer or director of the Company be personally liable for any amounts due or payable pursuant to this Note.

10.        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in this Note or the NPA (the “Loan Documents”), the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

11.        Loss of Note.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

12.        Counterparts.  This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

13.        Pari Passu Notes.  Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes, unless the Required Purchasers have agreed otherwise.  In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the Holders of all of the Notes, then Holder shall hold in trust all such excess payments for the benefit of the Holders of the other Notes and shall pay such amounts held in trust to such other Holders upon demand by such Holders.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Senior Secured Note as of the date first written above.

COMPANY: E-TELEQUOTE INSURANCE, INC. By: ___________ Its: ___________ Address: ___________

AGREED TO AND ACCEPTED

 [LENDER NAME]

(Signature)

Name:
(print)

Title:

Address:

Electronic Mail: Phone:
Fax (optional):

Preferred Payment Method (please check one):
☐ Check
☐ Wire Transfer (please include wire transfer instructions below): Bank Name: Keypoint
Bank ABA/Routing # for wire transfers:
Bank ABA/Routing # for ACH (if different from wire transfer): Beneficial Account # at bank:

SIGNATURE PAGE TO THE SENIOR SECURED NOTE OF ETELEQUOTE INSURANCE, INC